Exhibit 99.1

Williams Controls Announces the Opening of Their Sales and
Technical Center in Europe

          Portland, Ore., April 4 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (OTC: WMCO) today announced that it has established a wholly owned subsidiary, Williams Controls Europe GMBH, to support European heavy truck, bus and off-highway customers.  The Williams’ Sales and Technical center is located near the Munich airport in Ismaning, Germany.

          Williams Controls is a market leader in sophisticated electronic throttle control systems supplying many of the EU heavy truck and bus manufacturers. Williams’ products are also used in off-highway and other specialty equipment applications throughout Europe.

          Patrick Cavanagh, the President and Chief Executive Officer of Williams Controls commented, “As part of our global growth strategy, establishing the Sales and Technical Center in Europe will help us better serve and respond to the needs of our existing customers in that market.”  Further he commented, “This operation will allow us to further take advantage of the growth opportunities in this very important market.”

          ABOUT WILLIAMS CONTROLS
          Williams Controls is a leading designer and manufacturer of Electronic Throttle Control Systems for the Heavy Truck and Off-road markets.  For more information, you can find Williams Controls on the Internet at www.wmco.com.

          The statements included in this news release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended.  These forward looking statements are based on management’s assumptions and projections, and are sometimes identifiable by use of the words, “expect to,” “plan,” “will,” “believe” and words of similar predictive nature.  Because management’s assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements.  You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse.  You should not rely on forward- looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements.  Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives.  The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

SOURCE  Williams Controls, Inc.

          -0-                              04/04/2005
          /CONTACT:  Dennis E. Bunday, Executive Vice President and Chief Financial
Officer of Williams Controls, Inc., +1-503-684-8600/
          /Web site:  http://www.wmco.com /